EXHIBIT 23.1
.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DirectView Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of DirectView Holdings, Inc. on Form S-8 (No. 333-194544) and the related prospectuses of our audit report dated April 15, 2014 with respect to the consolidated balance sheets as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in shareholders’ deficit and cash flows of DirectView Holdings, Inc. for each of the two years in the period ended December 31, 2013 in the Form 10-K and the reference to our firm under the heading “Experts” in the prospectuses.

/s/ D’Arelli Pruzansky P. A.
Boca Raton, Florida
April 15, 2014	Certified Public Accountants